Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
RELEASE
1100 Alakea Street, Suite 500
Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181
Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President
Russell M. Gifford
Executive Vice President and Chief Financial Officer

Barnwell Industries, Inc. Reports Results for its
Second Quarter and Six Months Ended March 31, 2023 and
the Declaration of a Cash Dividend

HONOLULU, HAWAII, May 15, 2023 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported net losses of $1,237,000, $0.12 per share, and $148,000, $0.01 per share, for the three and six months ended March 31, 2023, respectively, as compared to net earnings of $2,052,000, $0.21 per share, and $3,125,000, $0.33 per share, for the three and six months ended March 31, 2022, respectively.

Mr. Alexander C. Kinzler, Chief Executive Officer of Barnwell, commented, “Our loss for the quarter was a result of a decline in prices of all products; oil, natural gas, and natural gas liquids which decreased 26%, 34%, and 43%, respectively, together with a decline in land investment results where our equity in income from affiliates declined $1,760,000 and our land segment operating results declined $695,000.  We are pleased to report that our oil and natural gas production increased from the prior year’s quarter by 2% and 6%, respectively.”

There is only one unsold lot remaining within Phase II of Increment I by the Kukio Resort Development Partnerships at Kaupulehu, North Kona, Hawaii. As there were no sales this quarter, the Company received no percentage of sales payments and no cash distributions in the quarter.

For the six months ended March 31, 2023, as compared to last year’s six months ended March 31, 2022, the decrease in earnings was also due to a decline in prices of all products; oil, natural gas, and natural gas liquids which decreased 12%, 12%, and 10%, respectively, together with a decline in land investment results where our equity in income from affiliates declined $2,429,000 and our land segment operating results declined $1,030,000.  Our contract drilling segment sold one drilling rig and recognized a gain on the sale of $551,000 and its operating results increased $397,000 in this six-month period as compared to the prior year period partially offsetting the impact of lower oil and natural gas segment product prices.  Of note our oil and natural gas production increased from the prior year’s six-month period by 12% and 25%, respectively.

Our Oklahoma operations generated $212,000 (30%) and $599,000 (22%) of our oil and natural gas segment operating profits for the three and six months ended March 31, 2023, respectively.

The Company participated in the drilling of three non-operated wells for a total of three gross (0.9 net) wells in the Twining area of Alberta, Canada.  The wells are expected to be completed in our third quarter and to begin producing shortly thereafter.  Capital expenditures incurred for the drilling of these wells and Twining facilities in the six months ended March 31, 2023 totaled approximately $2,236,000.

The Company also participated in the drilling of two gross (0.3 net) wells in the Permian Basin of Texas.  Capitalized costs, including advances to the operator of those wells, totaled $5,354,000 in the six months ended March 31, 2023. The wells were awaiting tie-in as of March 31, 2023, and began initial flowback in late April 2023.  We anticipate that production from the new Texas and Twining wells discussed above, and an additional Twining well that was drilled last fall that should soon begin production, will produce significant new oil and natural gas production and revenues for the Company beginning in our fourth quarter, subject to commodity price fluctuations that may occur.

In January 2023, the Company entered into a cooperation and support agreement (the “Cooperation Agreement”) among Mr. Kinzler, in his capacity as a major stockholder, MRMP-Managers LLC, the Ned L. Sherwood Revocable Trust, NLS Advisory Group, Inc. and Ned L. Sherwood (collectively, the “MRMP Stockholders”), which we believe will be beneficial to the Company and all of our stockholders. The Cooperation Agreement extends for two years the standstill terms of the previous agreement entered into with the MRMP Stockholders in 2021, and ended the potential of a proxy contest at the 2023 annual meeting of stockholders. The expenses related to this agreement of $501,000 are reflected in the results for the three and six months ended March 31, 2023.

Barnwell ended the quarter with $4,254,000 in working capital, including $5,779,000 in cash and cash equivalents, and the Board of Directors declared a cash dividend of $0.015 per share payable on June 12, 2023 to the stockholders of record as of the close of business on May 25, 2023.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended March 31,		Six months ended March 31,

	2023	2022	2023	2022

Revenues	$5,239,000	$6,679,000	$12,750,000	$12,133,000

Net (loss) earnings attributable to Barnwell Industries, Inc.	$(1,237,000)	$2,052,000	$(148,000)	$3,125,000

Net (loss) earnings per share – basic and diluted	$(0.12)	$0.21	$(0.01)	$0.33

Weighted-average shares and equivalent shares outstanding:

Basic and diluted	9,956,687	9,570,989	9,956,687	9,507,955